William L. Lewis, President of Lease Crutcher Lewis,

Joins Todd Shipyards Corporation Board of Directors

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VIA FACSIMILE CONTACT: SUMMER O'CONNOR

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...September 20, 2004... Todd Shipyards Corporation ("Todd" or the "Company") announced that William L. Lewis was elected to the Board of Directors of the Company at its annual meeting of shareholders on Friday, September 17, 2004.

Mr. Lewis is President and Chief Executive Officer of Lease Crutcher Lewis, a construction firm headquartered in Seattle, Washington, with offices in Portland, Oregon and Toronto, Canada. Mr. Lewis is Vice Chairman of The Seattle Foundation, past chairman and board member of the Woodland Park Zoo in Seattle, past chairman and current member of the Downtown Seattle Association, and Vice Chairman of the American Heart Walk in Seattle. Mr. Lewis is an honors graduate of Princeton University with a bachelor's degree in Civil Engineering, Mr. Lewis also has a Masters Degree and Honors Fellowship in Civil Engineering and Construction Management from Stanford University.

The Company also announced at a meeting conducted on September 17, 2004, that its Board of Directors declared a dividend of ten cents ($0.10) per share to be paid December 23 to all shareholders of record as of December 8, 2004. The Company had previously announced its intent to pay a dividend of ten cents ($0.10) per share payable on September 23, 2004 to all shareholders of record as of September 8, 2004.

Todd Shipyards Corporation is traded on the New York Stock Exchange (symbol TOD). Its wholly owned subsidiary Todd Pacific Shipyards Corporation performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include cruise ships, U.S. flag cargo carriers, fishing boats, tankers, tugs and barges, the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, the Alaska Marine Highway system, and other government units.

Todd has operated a shipyard in Seattle since 1916.